Exhibit 99.1

Investor Contact:  Larry P. Kromidas
(314) 480-1452
E-mail: lpkormidas@olin.com

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Olin Corporation Completes Acquisition of K. A. Steel Chemicals Inc.

Clayton, MO, August 22, 2012 – Olin Corporation (NYSE: OLN) announced today that it had completed the previously announced acquisition of privately held K. A. Steel Chemicals Inc. (KA Steel), on a cash free, debt free basis, for $328 million in cash, subject to certain post-closing adjustments. Olin will utilize the proceeds from the recently completed $200 million senior notes offering and cash on hand to finance the acquisition.

KA Steel, headquartered in Lemont, Illinois, is one of the largest distributors of caustic soda in North America and one of the leading bleach manufacturers in the Midwest.

During the third quarter of 2012, Olin expects to expense approximately $8 million of transaction costs related to the acquisition.

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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2012-17